Exhibit 10.1

2012 – 2014

Executive Performance Plan

Terms and Conditions

Awards: The Performance Shares will be earned on the Vesting Date (as defined below) only to the extent that the performance goal thresholds for the Performance Period are exceeded, with any unearned Performance Shares being forfeited without notice on the Vesting Date. The performance measures are internal growth for sales and operating profit over a three year period as described in the 2012-2014 Executive Performance Plan Overview (the “Overview”).

Grant Date: February 17, 2012

Performance Period: The Company’s 2012-2014 fiscal years.

Vesting: Performance Shares are earned and vest on the Board meeting that occurs closest to the third anniversary of the grant date, which Board meeting shall occur in the same calendar year as the third anniversary of the grant date, provided the Recipient remains continuously employed from the grant through such date (the “Vesting Date”), except as otherwise provided herein. Upon the death, Disability or Retirement of a Participant prior to the Vesting Date, Performance Shares will continue to vest and such Participant will be eligible for a prorated award upon vesting. In such cases, the factor for proration will be calculated by dividing the total number of days in the Performance Period by the number of days the employee was actively employed (including weekends, holidays and vacation during the period of active employment) during the Performance Period. For example, if a participant is actively employed during the entire year of the first fiscal year of the performance period, but retires on the first day of the second fiscal year of the performance period, the pro-ration factor will be 33% calculated by dividing days actively employed (365) by the total number of days in the performance period (1,095). Recipients will forfeit, without further notice and effective as of their date of termination any unvested Performance Shares if their employment terminates prior to the Vesting Date for any reason other than death, Disability or Retirement. This EPP award will be forfeited if the participant is terminated, retired, on long-term disability, on a severance leave of absence or otherwise not an active employee on the date of grant.

Change in Control: Notwithstanding the above, in the event of a Change in Control, all Performance Shares will fully vest immediately as of the Change in Control and will be considered fully earned and will be payable at target promptly as practicable following the Change in Control if the awards have not been assumed or replaced by a Substitute Award, as defined below. The Compensation Committee may adjust the Performance Shares earned to the extent the internal growth for sales and operating profit performance at that date exceeds the target specified in the Overview, but in no case will the Performance Shares earned be less than the target.

An award will qualify as a Substitute Award (“Substitute Award”) if it is assumed by any successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Company’s Compensation Committee preserves the existing value of the outstanding Performance Shares at the time of the Change in Control and provide vesting, payout terms, performance goals and performance period, as applicable, that are at least as favorable to Participants as vesting, payout terms, performance goals and performance period applicable to the Performance Shares (including the terms and conditions that would apply in the event of a subsequent Change in Control).

If and to the extent that Performance Shares are assumed by the successor corporation (or affiliate, person or other entity thereto) or are replaced with Substitute Awards, then all such Substitute Awards thereof shall remain outstanding and be governed by their respective terms and the provisions of the applicable plan.

If the Performance Shares are assumed or replaced with a Substitute Award and the participant’s employment with the Company is thereafter terminated by (i) the Company or successor, as the case may be, for any reason other than cause; or (ii) a participant eligible to participate in the Kellogg Company Change of Control Severance Policy for Key Executives, for Good Reason (as defined in that Policy), in each case, within the two year period commencing on the date of the Change in Control, then all Substitute Awards for that participant will fully vest immediately as of the date of such participant’s termination and will be considered fully earned and will be payable at target promptly as practicable following the termination of employment.

Dividends: Dividends are not paid on Performance Shares. After the Performance Shares are vested and shares of the Company’s Common Stock are deposited in a Merrill Lynch account for the Participant (net of taxes) soon after the Vesting Date, dividends will be paid prospectively on all shares of such Company’s Common Stock if and when declared by the Board of Directors.

Voting: Performance Shares are not entitled to any voting rights. After the Performance Shares are vested and shares of the Company’s Common Stock are deposited in a Merrill Lynch account for the Participant (net of taxes) soon after the Vesting Date, the Participant will be entitled to voting rights on such shares of the Company’s Common Stock.

Taxes: Prior to the delivery of any shares of Company Common Stock in settlement of Performance Shares, the Company shall have the power and right to deduct or withhold or require the Participant to remit to the Company an amount sufficient to satisfy any federal, state, local, or foreign taxes of any kind which the Company in its sole discretion deems necessary to be withheld or remitted to comply with any applicable law, rule, or regulation. Participants will be deemed to have elected to pay the withholding taxes owed by allowing the Company to withhold shares on the Vesting Date (and delivering to the Participant the net shares of the Company’s common stock) having a Fair Market Value equal to the amount sufficient to satisfy the Company’s minimum statutory withholding obligations. The Participant is responsible for paying Participant’s taxes that result from the granting or vesting of the Performance Shares. Taxes include Federal taxes, social insurance or FICA taxes, and state and local taxes, or any other tax, if applicable.

Administration: Soon after the Vesting Date, or the Change in Control, whichever is applicable, but in any event within the same calendar year as the Vesting Date or the Change in Control, the number of net shares of the Company’s common stock earned will be deposited into a Merrill Lynch account. After the shares of common stock are deposited following the Vesting Date, Participants can contact Merrill Lynch at 1-866-866-4050 or 1-609-818-8669 (outside of the U.S., Canada or Puerto Rico), or the Merrill Lynch Grand Rapids Office at 1-877-884-4371 or 1-616-774-4252 (outside the U.S., Canada or Puerto Rico) for customer service.

Communication: Target awards will be communicated to Participants during the salary planning communication in late February and early March, when other pay decisions such as market and performance adjustment, bonus and stock option award are communicated. Participants will receive confirmation of the actual number of Performance Shares earned during the first quarter of the 2015 calendar year.

Registration: Upon the depositing of the shares in the Merrill Lynch account, shares of the Company’s common stock will be registered in the Participant’s name. Participants can change the registration of the shares by calling Merrill Lynch.

Disposition at Vesting: After the shares of the Company’s common stock are deposited, Participants can leave the shares with Merrill Lynch, ask Merrill Lynch to sell the shares, have a certificate issued to the Participant or have the shares electronically transferred to another broker.

Benefits: Income from the Executive Performance Plan will not be included in earnings for the purposes of determining benefits, including pension, S&I, disability, life insurance and other survivor benefits.

Insiders: After the Performance Shares vest and the net shares of Company Common Stock are deposited, insiders cannot dispose of the shares of common stock without prior approval of the Legal Department.

Clawback: If at any time (including after the vesting date but prior to payment) the Committee, including any person authorized pursuant to Section 3.2 of the 2009 Long-Term Incentive Plan (the “Plan”) (any such person, an “Authorized Officer”), reasonably believes that you have committed an act of misconduct as described in this Section, the Committee or an Authorized Officer may suspend your right to participate in the Executive Performance Plan pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines you have engaged in any activity that is contrary or harmful to the interest of the Company or any of its subsidiaries, including, but not limited to, (i) conduct relating to your employment for which either criminal or civil penalties against you may be sought, (ii) breaching your fiduciary duty or deliberately disregarding any of the Company’s (or any of its subsidiaries’) policies or code of conduct, (iii) violating the Company’s insider trading policy, (iv) accepting employment with or serving as a consultant, advisor, or in any other capacity to an entity or person that is in competition with or acting against the interests of the Company or any of its subsidiaries, (v) directly or indirectly soliciting, hiring, or otherwise encouraging any present, former, or future employee of the Company or any of its subsidiaries to leave the Company or any of its subsidiaries, (vi) disclosing or misusing any confidential information or material concerning the Company or any of its subsidiaries, or (vii) participating in a hostile takeover attempt of the Company, then the grant of performance shares under the Plan and all rights thereunder shall terminate immediately without notice effective the date on which you perform such act of misconduct, unless terminated sooner by operation of another term or condition of this award or the Plan. In addition, if the Committee determines that you engaged in an act of fraud or intentional misconduct during your employment that caused the Company to restate all or a portion of the Company’s financial statements (“Misconduct”), you may be required to repay to the Company, in cash and upon demand, any payment in shares under the EPP made during the plan year of the misstatement. The return of EPP payment is in addition to and separate from any other relief available to the Company due to your Misconduct. For anyone who is an executive officer for purposes of Section 16 of the Exchange Act, the determination of the Committee shall be subject to the approval of the Board of Directors.

The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).

Other Plan Provisions: The 2012-2014 Executive Performance Plan was adopted under the Plan and is subject to all the provisions of the Plan, including those related to the ability of the Board of Directors to amend the Plan, the Executive Performance Plan or any awards thereunder. Nothing in this summary, the Overview, or the Plan shall confer upon the Participant any right of continued employment. Capitalized terms not defined herein shall have the meaning given such term in the Plan.

This plan summary is subject to the actual plan document and any additional terms and conditions as determined by the Compensation Committee of the Board of Directors.

Issued February 2012